Exhibit 10.17

PRIVATE AND CONFIDENTIAL

DATED 05 October 2021

(1)	(Alternus Energy Group plc)

(2)	(Mr. David Farrell)

Employment Contract

THIS AGREEMENT is made on 05 October 2021

BETWEEN

(1)	Alternus Energy Group plc of Suites 9/10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 R504 (hereinafter called the “Company”)

and

(2)	Mr. David Farrell of Cross, Ardagh, Co. Longford, N39 RR66 (hereinafter called the “Executive”)

Together, “the Parties”

and includes the terms of Employment required by the Terms of Employment (Information) Act 1994-2001

OPERATIVE PROVISIONS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement the following words and expressions have the following meanings:

Board	the Board of Directors of the Company from time to time;

Confidential Information	shall include, but not be limited to, the following (whether recorded in writing, on computer disk or in any other manner) trade secrets; secret manufacturing processes; customer data, including but not limited to, any such information disclosing the names and addresses of customers and suppliers of the Company , the person at such contact or supplier to contact, the requirements of such customer or supplier, discounts offered by the Company ; investment and pricing policies; product performance data; marketing information; technical designs or specifications of the Company’s products; business plans or dealings relating to the current or future activities of the Company including the timing of all or any such matters; know-how; computer passwords; product lines; research activities and results; internal management accounts, any document marked “confidential” or any information which the Executive has been told is confidential or which the Executive might reasonably expect the Company would regard as confidential or which by its very nature is confidential to the Company, or any information which has been given to the Company in confidence by customers, suppliers or other persons, and whether or not recorded in documentary form, computer disk or tape, which the Executive shall acquire at any time during the Executive’s employment but which does not form part of the Executive’s own stock in trade provided that it shall not include any information or knowledge which may subsequently come into the public domain after the Termination Date other than by way of unauthorised disclosure by the Executive;

Termination Date	the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.

1.2.	Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and reference to any gender shall include all other genders.

1.3.	References to the word “include” or “including” are to be construed without limitation.

1.4.	References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation under them.

1.5.	Headings in this Agreement are inserted for convenience only and shall not affect its construction.

2.	APPOINTMENT, TERM AND NOTICE

2.1.	The Company will employ the Executive and the Executive will serve the Company as its Chief Commercial Officer.

2.2.	The Executive’s appointment shall be deemed to have commenced on January 31, 2022 (or other such date as agreed between the parties) and the Agreement can be terminated by either party giving to the other not less than 3 (three) calendar months prior notice in writing.

2.3.	The Executive agrees that at its absolute discretion the Company may terminate the Executive’s employment under this Agreement with immediate effect by paying the Executive in lieu of his notice period or in lieu of the remainder of his notice period if at the Company’s request the Executive has worked during part of the notice period. For this purpose, the Executive agrees that the payment in lieu of notice will be his basic monthly salary for his notice period, after deducting Income Tax and PRSI contributions, and specifically including in such calculation any allowance, fee, bonus, commission, pension contribution or other emolument referable to his employment whether payable under this Agreement or otherwise in respect of that period.

2.4.	The Executive will report to the Company’s Chief Executive Officer.

2.5.	No probationary period will apply to the employment.

3.	DUTIES

3.1.	The Executive will carry out the duties and functions to support and execute the commercial objectives of the Company including but not limited to capital raising, investor and funder relations, strategic planning and PPA negotiations and exercise the powers and comply with the instructions assigned or given to the Executive from time to time by the Chief Executive Officer. Except when prevented by illness, accident or holiday the Executive will devote all of the Executive’s time, attention and skill to the affairs of the Company and where appropriate do his best to promote its interests provided that the Company may at any time for any reason require the Executive to cease performing and exercising all or any of the Executive’s duties, functions or powers.

3.2.	The Executive will at all times keep the Chief Executive Officer promptly and fully informed (in writing if so requested) of the conduct of the business or affairs of the Company and provide such explanations and assistance as the Chief Executive Officer may require in connection with such business or affairs and the Executive’s employment under this Agreement.

3.3.	The Executive expressly acknowledges that he will draw to the attention of the Company any act by a director, employee or third party that is a breach on their part or may harm the interests of the Company.

3.4.	The Company may at any time appoint any person or persons to act jointly with the Executive to discharge the Executive’s duties and functions under this Agreement.

3.5.	The Executive shall not without the prior written consent of the Chief Executive Officer contract any debt or incur any liability on behalf of the Company exceeding or such other limit as shall be agreed by the Chief Executive Officer and notified to the Executive.

4.	PLACE OF WORK

4.1.	The Company’s head office is at Suites 9/10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 R504 but the Executive will be required to perform his duties inside the Republic of Ireland, being his principle place of work, as the Company may require and it is a condition of the Executive’s employment that the Executive complies with any such requirement.

4.2.	In the performance of the Executive’s duties, the Executive may be required to travel both throughout and outside the Republic of Ireland.

5.	HOURS OF WORK

5.1.	The Company’s normal office hours are from 9am to 5pm Monday to Friday but the Executive will work such hours as are needed for the proper performance of his duties including hours outside the Company’s normal office hours without additional remuneration in order to meet the requirements of the business.

6.	SALARY

6.1.	The Executive’s basic annual salary inclusive of any director’s fees is €200,000 (Two Hundred Thousand Euros) per annum which will accrue from day to day and be payable monthly in arrears on or before the last day of each month.

6.2.	The Executive’s salary will be subject to review annually by the Company on or before the 31st March each year.

7.	BONUS

7.1.	In addition to the Salary, Executive will be eligible to earn a bonus of up to 50% (fifty percent) of annual salary based on achieving certain milestone deliverables and the Company achieving specific operating objectives as set forth in an Exhibit B to be agreed between the Executive and the Chief Executive Officer on or before March 31, 2022 and thereafter attached hereto.

7.2.	Any Bonus amount earned for each calendar year will be payable on March 31 of the following year. The Parties agree that such Bonus can be paid over a longer period (jointly agreed). Any unpaid amount will be carried forward as a payable to Executive.

7.3.	Unless otherwise expressly provided herein, whenever any annual amounts payable hereunder are to be prorated for any period of service less than a full year ending on December 31, such proration shall be determined by multiplying (x) the amount that would be payable for the full year by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable year for which you were employed by the Company pursuant to this Contract.

8.	PENSION AND OTHER BENEFITS

8.1.	The Company will contribute in equal monthly instalments to the Executive’s private pension scheme an amount equal to 8% (eight percent) of your basic annual salary during each year of his employment under this Agreement.

8.2.	During the Executive’s employment the Company will provide the Executive and his immediate family at the Company’s expense with cover under the [VHI Plan B], subject to and upon the rules of the said scheme from time to time in force and to the Executive and the Executive’s family being eligible to participate in or benefit from the scheme.

8.3.	On or before the first anniversary of the employment, the Company will put in place life cover and critical illness cover policies as part of the wider Company scheme. The Company does not yet provide such benefits to its staff and will include the Executive as soon as these benefits are provided

8.4.	In respect of the benefits provided to the Executive under this Clause 8 the Company reserves the right to substitute other schemes for them or amend the scale or level of benefits PROVIDED THAT each and every benefit shall not be less favourable than the benefits provided to the Executive under the existing scheme.

8.5.	If any scheme provider refuses for any reason (whether based on its own interpretation of the terms of the scheme or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself or pay any compensation in lieu to the Executive.

9.	STOCK BASED COMPENSATION

9.1.	Executive shall also be eligible for stock and/or other stock-based incentive compensation awards as the Company from time to time generally provides to its senior executives, to be determined by the Company in its sole and absolute discretion.

9.2.	Executive will receive an initial grant of "incentive options" equal to the equivalent of 270,000 of Company’s common shares. Of this amount, 70,000 options will be immediately vested and 50,000 options will vest per year thereafter.

9.3.	Should the Agreement be Terminated for any reason prior to full vesting then the unvested shares will be immediately returned to the company.

9.4.	In the event of any Change of Control, being a sale/merger or significant change of control effecting in excess of 50% of voting control of the Company, all unvested stock based compensation held by the Executive shall immediately vest and be fully exercisable and all restrictions shall lapse.

9.5.	Details on the incentive compensation will be agreed and documented prior to commencement which for the avoidance of doubt should include appropriate tax advice.

9.6.	Additional shares or other such stock based compensation may be granted during the employment at the sole discretion of the Board of the Company.

10.	MOTOR CAR AND FUEL CARD

10.1.	The Company will provide a car for Executive’s personal use up to a value of €100,000 provided that such car is full electric, which is subject to special benefit-in- kind (“BIK”) payments whereby the first €50,000 in value is exempt from BIK calculations under current legislation. Appropriate BIK amounts will be deducted via payroll. Should legislation change the Company will not be responsible to adjust the net BIK and any new BIK will be deducted from payroll. A full Company car policy and terms will be agreed before commencement date.

10.2.	If Executive does not wish to avail of the Company car option, a gross annual payment of €12,000 will be paid with annual salary.

11.	EXPENSES

The Company will reimburse to the Executive all business expenses reasonably and properly incurred in the performance of the Executive’s duties under this Agreement on hotel, travelling, entertainment and other similar items provided that the Executive produces to the Company all appropriate receipts or other satisfactory evidence of expenditure.

12.	LAPTOP AND MOBILE TELEPHONES

12.1.	The Company will provide the Executive with a laptop and mobile phone for all business and reasonable personal use.

13.	HOLIDAYS

13.1.	In this clause “holiday year” means the period from 1st January to 31st December in each year.

13.2.	In addition to statutory bank and public holidays the Executive will be entitled to 24 working days’ paid holiday in each holiday year The above excludes days taken for Christmas period when the office is closed.

13.3.	All holidays are to be taken at such times as may be approved by the Chief Executive Officer 10 days in advance.

13.4.	The Executive will not be entitled to any pay in lieu of holiday except when employment terminates and the Executive has not taken his accrued entitlement as at the Termination Date. On termination, the Executive’s holiday entitlement will be calculated pro-rata for each completed calendar month worked in that holiday year. Where the Executive’s employment is terminated because of misconduct or where the full contractual notice period is not given by the Executive, unused accrued holiday pay over the statutory minimum laid down by law will not be paid.

13.5.	Where the Executive has taken more or less than his holiday entitlement in the holiday year in which the employment terminates, a proportionate adjustment will be made by way of addition to or deduction from as appropriate the Executive’s final gross salary calculated on a pro-rata basis.

13.6	The Executive may request time off for reasons other than holiday such as bereavement, jury service, unpaid leave, or attendance for examinations and in these circumstances should apply for permission for time off to the Chief Executive Officer and such permission will not be unreasonably withheld.

14.	ABSENCE FROM WORK

14.1.	If the Executive is absent from work due to illness injury or other incapacity the Executive must notify the Chief Executive Officer of the Company as soon as possible on the first day of absence that the Executive will be unable to attend. The Executive must then keep the Company informed on a regular basis of his progress and when he expects to return to work.

14.2.	If the Executive is absent from work for less than 3 days (including weekends), the Executive is required to complete a self-certification form stating the dates and reason for absence including details of illness, injury or incapacity on non-working days as this information.

14.3.	If the Executive is absent from work due to illness or injury which continues for 3 or more consecutive days (including weekends) the Executive must provide the Company with a medical certificate and give or send it immediately to the Company. If absence is prolonged the Executive should continue to submit regular medical certificates, on a weekly basis, to cover the entire period of his absence and to keep the Company informed generally as to the Executive’s condition and the likely date of return to work.

14.4.	Failure to comply with the above procedures may disqualify the Executive from receiving Company Sick Pay.

14.5.	The Company will be entitled, at its expense, to require the Executive to be examined by an independent medical practitioner of the Company’s choice at any time and the Executive agrees that the Doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

14.6.	Provided that the Executive has complied with the notification and certification procedures above, if the Executive is absent from duties as a result of illness or injury the Executive will be entitled to receive his basic salary for a maximum period of 12 weeks in any period of 12 months to be discussed. Company Sick Pay will be reduced by the amount of any Illness Benefit payments recoverable by the Executive (whether or not recovered) in respect of illness or injury.

14.7.	The Company reserves the right to withhold payments of salary and/or any other sum otherwise payable to the Executive under this Agreement in respect of any unauthorised absence from work. The Company may recover from the Executive (by deductions from salary or other sums payable to the Executive by the Company, or otherwise on terms acceptable to the Company) any sums paid to the Executive in respect of any unauthorised absence from work.

14.8.	If the Executive is absent from work due to an accident which occurred or a condition which was sustained either on or off duty any Company Sick Pay received by the Executive from the Company in respect of the absence will be treated as a loan which the Executive must repay to the Company if the Executive recovers damages in respect of an injury, condition or absence from work.

15.	OBLIGATIONS DURING EMPLOYMENT

15.1.	During employment by the Company the Executive shall:

15.1.1.	abide by any relevant Company policy, rule or procedure which may be in force from time to time;

15.1.2.	not without the Company’s prior written consent hold any Material Interest in any company, business or organisation which:

15.1.2.1.	is in competition with the Company or the Group;

15.1.2.2.	impairs the Executive’s ability to act at all times in the best interests of the Company; or

15.1.2.3.	requires the Executive to disclose Confidential Information in order properly to discharge his duties to or further his interest in such person, firm, company, organisation or business;

15.1.3.	not divulge Confidential Information or obtain or seek to obtain any direct or indirect financial advantage from the disclosure of such information provided that this obligation not to divulge Confidential Information does not apply to disclosures made with the prior written consent of the Company or required by a Court Order;

15.1.4.	not directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the Company’s rules or guidelines from time to time and if the Executive or any company, organisation or business in which the Executive holds any Material Interest shall obtain any such discount, rebate, commission or inducement the Executive shall immediately account to the Company for the amount the Executive or they receive;

15.1.5.	not introduce to any person, firm or company any business of any kind with which the Company for which the Executive has performed services under this Agreement is able to deal and not have any financial interest in, or derive any financial benefit from, contracts or transactions entered into by the Company with any third party, without first disclosing such interest or benefit to the Board and obtaining its written approval;

15.1.6.	not make any notes or memoranda relating to any matter within the scope of the business dealings or affairs of the Company otherwise than for the benefit of the Company or without the prior written consent of the Board to remove from the Company premises or copy or allow others to copy the contents of any document, disk, tape or other tangible items which contains any Confidential Information or which belongs to the Company;

15.1.7.	if so requested by the Company delete all Confidential Information from any computer disks, tapes or other reusable material in the Executive’s possession or under the Executive’s control and destroy all other documents and tangible items in the Executive’s possession or under the Executive’s control which contain or refer to any Confidential Information;

15.1.8.	observe the provisions of and procure his spouse and children shall observe any code in relation to dealings in securities and such other codes, guidance or statements which have been or are adopted by the Board or which directors of the Company are required to observe by law or by any recognised stock exchange or other regulatory body or authority.

16.	TERMINATION OF EMPLOYMENT

16.1.	The Company may terminate the Executive’s employment immediately by notice in writing (even if it has allowed time to elapse or on a former occasion may have waived its rights under this clause) without any entitlement to notice or payment in lieu of notice (under Clause 2.3), any compensation, damages or remuneration for subsequent periods payable by virtue of common law or any statute if the Executive:

16.1.1.	commits, repeats or continues (after written warning) any serious breach of this Agreement;

16.1.2.	is guilty of gross misconduct (including, but not limited to, gross misconduct as defined in the Company’s disciplinary procedure) or gross incompetence in the performance of his duties;

16.1.3.	commits any act of dishonesty relating to the Company or any of its or their employees;

16.1.4.	adversely prejudices or does or fails to do anything which in the reasonable opinion of the Board is likely to prejudice adversely the interests or reputation of the Company;

16.1.5.	is convicted of any criminal offence (other than an offence which does not in the opinion of the Board affect the Executive’s employment under road traffic legislation in the Republic of Ireland or elsewhere for which the Executive is not sentenced to any term of imprisonment, whether immediate or suspended);

16.1.6.	becomes bankrupt or enters into or makes any arrangement or composition with or for the benefit of his creditors generally; or

16.1.7.	becomes of unsound mind.

16.2.	This Agreement shall automatically terminate on the happening of any of the following events:

16.2.1.	on the Executive reaching age 65 (“the Retirement Date”) unless the Company and the Executive agree at any time prior to the Retirement Date that the Agreement should continue after the Retirement Date; or

16.2.2.	if the Executive becomes prohibited by law from being a director or being concerned with the management of a company.

16.3.	Where either party gives notice to terminate this Agreement under Clause 2.2 or if the Executive resigns without notice and the Company does not accept the resignation the Company may in its absolute discretion for all or part of the notice period under Clause 2.2 exclude the Executive from its premises; and/or require the Executive to resign any offices in the Company; carry out specified duties for the Company other than those referred to in Clause 3 or to carry out no duties; and/or instruct the Executive not to communicate with suppliers, customers, employees, agents or representatives of the Company until the employment has terminated. During the notice period the Executive will be entitled to be paid salary and all other contractual benefits in accordance with this Agreement.

17.	SALE OR RECONSTRUCTION OF THE COMPANY

The Executive will have no claim against the Company in respect of the termination of his employment under this Agreement in connection with the sale of the whole or a substantial part of the business or undertaking of the Company or on or by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction (whether or not by reason of insolvency) if the Executive is offered employment on no less favourable terms than those contained in this Agreement (apart from the identity of the employer) with any person, firm or company as a result of such sale or of such amalgamation or reconstruction.

18.	RESTRICTIONS ON THE EXECUTIVE AFTER TERMINATION OF EMPLOYMENT

18.1.	Definitions

In this Clause 17 the following words and expressions have the following meanings:

Businesses	all and any commercial activities of the Company:

1.	with which the Executive shall have been concerned or involved to any material extent at any time during the Relevant Period; or

2.	which the Company shall at the Termination Date have determined to carry on with a view to profit in the foreseeable future and in relation to which the Executive shall at the Termination Date possess any Confidential Information;

Critical Person	any person who was an employee, director or consultant employed or engaged by the Company at any time within the Relevant Period and with whom the Executive had direct or indirect contact or frequent dealings with or was responsible for and who by reason of such employment or engagement and in particular his seniority and the expertise or knowledge of trade secrets or Confidential Information of the Company or knowledge of or influence over the clients, customers or suppliers of the Company is likely to be able to assist or benefit the business in or proposing to be in competition with the Company;

Relevant Customer	any person, firm or company who or which at any time during the Relevant Period is or was negotiating with, a client or customer of, or in the habit of dealing with, the Company for the sale or supply of Relevant Products or Services, and with whom the Executive had personal contact or dealings on behalf of the Businesses or of which the Executive had personal knowledge during the Relevant Period in the course of the Executive’s employment under this Agreement;

Relevant Period	the period of 6 months immediately before the Termination Date;

Relevant Products or Services	products or services which are of the same kind as or of a similar kind to or competitive with any products or services sold or supplied by the Company in the ordinary course of the Businesses within the Relevant Period and with which sale or supply the Executive was directly concerned or connected or of which the Executive had personal knowledge during the Relevant Period in the course of the Executive’s employment under this Agreement;

Restricted Territory	Any area where the Company carries on business during the Relevant Period

18.2.	Reasonableness of Restrictions

The Executive acknowledges that in the ordinary course of his employment the Executive will be exposed to Confidential Information and the Company’s, customers, suppliers and employees for the purposes of the Businesses. The Executive acknowledges that such Confidential Information and contact with customers, suppliers and employees may not be readily available to others engaged in a business similar to that of the Company or to the general public and that a disclosure of Confidential Information and or contact with customers, suppliers and/or employees as set out in Clause 17.5 will be liable to cause significant harm to the Company The Executive agrees that the provisions of this Clause 17 are necessary and reasonable to protect the legitimate interests of the Company and customers.

18.3.	Confidential Information

After the termination of employment for whatever reason the Executive will not at any time and in any manner use or divulge or communicate to any person, firm, company or other organisation any Confidential Information except if such disclosure is with the prior written consent of the Company or required by a Court Order.

18.4.	Non Competition

18.4.1.	The Executive agrees that he will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive, employee, agent, consultant, independent contractor, partner or otherwise for a period of 6 months from the Termination Date:

18.4.1.1.	be engaged, concerned or interested in, or provide technical, commercial, or professional advice to, any other business which supplies Relevant Products or Services in competition with the Company in the Restricted Territory;

18.4.1.2.	be engaged, concerned or interested in any business which at any time during the Relevant Period has supplied Relevant Products or Services to the Company or is or was at any time during the Relevant Period a Relevant Customer if such engagement, concern or interest causes or would cause a supplier to cease or materially reduce its supplies to the Company or the Relevant Customer to cease or materially reduce its orders or contracts with the Company;

18.4.1.3.	hold any Material Interest in any company which requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential Information in order properly to discharge his duties to or to further the Executive’s interest in such person, firm or company.

18.5.	Non-Solicitation/Dealing/Poaching/Interference

18.5.1.	The Executive agrees that he will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive or employee.

18.5.1.1.	for a period of 12 months from the Termination Date so as to compete with the Businesses, canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so;

18.5.1.2.	for a period of 12 months from the Termination Date so as to compete with the Businesses accept or facilitate the acceptance of any contract with or deal with in competition with the Businesses any Relevant Customer in relation to the sale or supply of any Relevant Products or Services or endeavour to do so;

18.5.1.3.	for a period of 12 months from the Termination Date in connection with any business in or proposing to be in competition with the Company, solicit, induce or entice away from the Company, employ, seek to employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person, whether or not such a person would commit any breach of his/her contract of employment or engagement by leaving the service of the Company;

18.5.1.4.	at any time after the Termination Date use in connection with any business any name which includes the name of the Company.

18.5.1.5.	for a period of 6 months from the Termination Date interfere with the continuance of supplies to the Company from any suppliers who have been supplying materials or services to the Company at any time during the Relevant Period and with whom the Executive has had personal contact.

18.6.	Notwithstanding Clause 17.7 each covenant contained in Clauses 17 shall be construed as a separate covenant and, if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants shall continue to bind the Executive.

18.7.	Whilst the covenants in Clause 17 are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement the Company may by notice in writing at any time to the Executive reduce in whole or in part the extent or duration of the restrictions in them in such manner and to such extent as the Company in its absolute discretion determines and the Executive then agrees to be bound by such additional covenants in the form reduced and the validity of any other covenant and provision contained in this Agreement shall not be affected.

18.8.	If the Executive applies for or is offered new employment, or a new engagement, before entering into any related contract the Executive will bring the terms of this Agreement to the attention of the third party proposing, directly or indirectly, to appoint or engage the Executive.

18.9.	The Executive’s obligations pursuant to such clause will with respect to each Company, constitute a separate and distinct covenant and the invalidity or enforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of either Company.

19.	COMPANY PROPERTY

On request and in any event of the termination of his employment, the Executive will immediately return to the Company all originals and copies of all documents, computer disks and tapes and other tangible items in the Executive’s possession or under the Executive’s control which belong to the Company or the Group and/or which contain or refer to any Confidential Information or which in any other way relate or belong to the Company or the Group.

20.	INTELLECTUAL PROPERTY

All present and future copyright, know-how, rights to prevent unauthorised extraction and other intellectual property rights in any product or work developed or partly developed by the Executive during the course of the employment with the Company shall remain the sole and exclusive property of the Company and this Agreement does not purport to grant, assign or transfer any rights in such products or works to the Executive.

21.	DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION

21.1.	The statutory provisions relating to disciplinary procedures in place from time to time are applicable to the employment. The Company has a disciplinary procedure a copy of which is available on request from the Company. The disciplinary procedure is not incorporated by reference to this Agreement and does not form part of it.

21.2.	The statutory provisions relating to grievance procedures in place from time to time are applicable to the employment. If the Executive has a grievance in relation to the employment or is dissatisfied with a disciplinary decision against the Executive, the Executive may apply in writing to the Board in the first instance.

21.3.	The Company is entitled (without prejudice to its rights consequently to terminate this Agreement on the same or any other ground) to suspend the Executive on full pay for so long as may be reasonably necessary to carry out any investigation, including, but not limited to, any investigation under the disciplinary procedure and hold a disciplinary hearing and may require the Executive during such period:

21.3.1.	not to enter any premises of the Company and;

21.3.2.	to abstain from contacting any customers, suppliers or employees of the Company;

provided that the Executive shall not be employed by or provide services to any third party during the period for which he is suspended.

22.	DEDUCTIONS

The Executive authorises the Company to deduct from his remuneration (including salary, pay in lieu of notice, commission, bonus, holiday pay and Company Sick Pay) at any time during the employment or in any event on termination of employment any monies owed by the Executive to the Company or any Group Company.

23.	DIRECTORSHIP

On the termination of this Agreement for whatever reason, the Executive will at the request of the Company (without prejudice to any claims which the Executive may otherwise have against the Company) resign from all and any offices which the Executive may hold as a director of the Company or is subsidiaries and from all and any other offices which the Executive holds as trustee, nominee or representative of the Company and if the Executive should fail to do so within 14 days of request the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do things necessary or requisite to effect such resignations.

24.	DATA PROTECTION

24.1.	The Executive gives the Company permission to collect, retain and process information about him, including but not limited to details of his date of birth, sex and ethnic origin. The Company warrants that this information will only be used in order that the Company can monitor its compliance with the law and best practice in terms of equal opportunities and non-discrimination.

24.2.	Should the Executive’s personal circumstances change such as to render out the of date the information held by the Company, he should notify the Company immediately.

25.	NOTICES

25.1.	Any notice given under this Agreement shall be in writing and shall be served on the party (in the case of the Executive) at the above address or any other address notified by the Executive to the Company or (in the case of the Company) at its registered office.

25.2.	Any notice shall be taken to have been received on the date and time of its actual receipt except that if correctly addressed and stamped and sent by first class prepaid letter post it shall be taken to have been received on the third day after posting of it.

26.	PREVIOUS AGREEMENTS

26.1.	This Agreement constitutes the whole and only entire agreement between the parties in relation to the Executive’s employment with the Company and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties relating to the Executive’s employment with the Company.

26.2.	The Executive acknowledges that he has no outstanding claim against any Group Company.

26.3.	The Company acknowledges that it has no outstanding claim against the executive of any kind save as to any act of fraud by the executive prior to this agreement.

27.	WARRANTY

The Executive warrants to the Company that by virtue of entering into this Agreement the Executive will not be in breach of any express or implied terms of any contract with or any obligation to any third party binding upon the Executive.

28.	COLLECTIVE AGREEMENTS

There are no collective agreements in place which affect the Executive’s employment with the Company.

29.	LAW AND JURISDICTION

The Agreement will be governed by and interpreted in accordance with Irish law and the parties irrevocably agree to submit to the jurisdiction of the Irish courts over any claim or matter or to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings may be brought in such courts.

30.	AMENDMENT

All changes to this Agreement (other than an increase in salary) must be agreed between the Company and the Executive in writing.

EXECUTION AND DELIVERY

This document is executed as a deed and delivered on the date set out at the beginning of this Agreement.

Signed by the Company

/s/ Vincent Browne
Chief Executive Officer

SIGNED by the Executive	/s/ David Farrell
Executive